MEDICAL MEDIA TELEVISION, INC.

                     2006 INSIDER TRADING COMPLIANCE PROGRAM

         In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, the Company has adopted the policies and procedures described in this Memorandum.

I.       Adoption of Insider Trading Policy.

         The Company has adopted the Insider Trading Policy attached as Exhibit A (the "Policy"), which prohibits trading based on material, non-public information regarding the Company ("Inside Information"). The Policy covers officers, directors and all other employees of, or consultants to, the Company or its subsidiaries, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new directors, officers, employees and consultants on the commencement of their relationships with the Company, and is to be circulated to all employees at least annually.

II.      Designation of Certain Persons.

         A. The Company has determined that those persons listed on Exhibit B are the directors and officers who are subject to certain reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and certain rules and regulations promulgated thereunder ("Section 16 Individuals"). Exhibit B may be amended by the Company from time to time.

         B. The Company has determined that those persons listed on Exhibit C, together with the Section 16 Individuals listed on Exhibit B, are subject to the preclearance requirement described in Section IV.A . below, in that the Company believes such persons have, or are likely to have, access to Inside Information on a more frequent basis than other employees. Exhibit C may be amended from time to time. Under special circumstances, certain persons not listed on Exhibit C may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the preclearance procedure described in Section IV.A. below.

III.     Appointment of Compliance Person.

         The Company has appointed Teresa J. Bray, Vice President
Administration/Compliance of the Company (or her successor in office), as the Company's Insider Trading Compliance Officer.

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IV.      Duties of Insider Trading Compliance Officer.

         The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:

         A. Preclearance of all transactions involving the Company's securities by those individuals listed on Exhibits B and C, in order to determine compliance with the Policy, insider trading laws, applicable rules of Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         B. Review of Rule 10b5-1 trading programs.

         C. Assistance in the preparation of Section 16 reports (Forms 3, 4 and
5) for all Section 16 Individuals, if required.

         D. Mailing of monthly reminders to all Section 16 Individuals regarding their obligations to report, if required.

         E. Performance of cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company's stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

         F. Circulation of the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and provision of the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

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                                                                               3
                                    Exhibit A

                         MEDICAL MEDIA TELEVISION, INC.

                             INSIDER TRADING POLICY

                         and Guidelines with Respect to
                   Certain Transactions in Company Securities

         This Policy provides guidelines to employees, officers and directors of Medical Media Television, Inc. (the "Company") with respect to transactions in the Company's securities.

                             Applicability of Policy

         This Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as "Insiders". This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

         Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

                               Statement of Policy

                                 General Policy

         It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

                                Specific Policies

         1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.
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                                                                               4

         2. Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

         3. Confidentially of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

        Potential Criminal and Civil Liability and/or Disciplinary Action

         1. Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company's securities at a time when they have knowledge of nonpublic information regarding the Company.

         2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

         3. Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

                              Trading Restrictions

         1. Prohibition on Trading During Quarterly Blackout Periods. To ensure compliance with this Policy and applicable federal and state securities laws, the Company has adopted a policy that prohibits persons listed on Exhibit B or C from buying or selling the Company's securities during a regular quarterly "blackout" period (unless they have established a pre-arranged trading plan that complies with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")). Each blackout period begins on the 20th day of the last month of the fiscal quarter and continues until the end of the second full trading day after the public release of quarterly results.


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                                                                               5

         It should be noted that trading on dates that are outside of the quarterly blackout periods will not relieve any one from liability if in possession of Material Nonpublic Information concerning the Company. Although the Company may from time to time recommend the suspension of trading by directors, officers, employees and others because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company's securities should not be considered a "safe harbor", and all directors, officers and other persons should use good judgment at all times.

         2. Preclearance of Trades. No person listed on Exhibit B or C is to purchase, sell, or otherwise engage in transactions in securities of the Company without obtaining prior clearance of the transaction by the Insider Trading Compliance Officer. The proposed transaction will be reviewed for compliance with applicable regulatory requirements.

         The Company may also find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to those persons listed on Exhibit B and C.

         3. Rule 10b5-1 Trading Programs. The SEC has adopted a rule that permits insiders to trade in certain circumstances where it is clear that inside information was not a factor in the decision to trade. Rule 10b5-1 provides that an individual who buys or sells securities while aware of Material Nonpublic Information does not violate Rule 10b-5 if the buying or selling is in conformity with a binding contract, instruction or written plan that was put into place at a time when the individual was not aware of Material Nonpublic Information. Establishing such a pre-arranged trading plan provides an opportunity for an Insider to limit his or her potential insider trading liability. When trading arrangements are prearranged, it becomes clearer to the investing public (and potential plaintiffs) that the Insider's purchases and sales are not being prompted by his or her knowledge of current developments within the Company, or such person's feelings about the Company's prospects.

         The Company permits its directors and officers to set up Rule 10b5-1 trading programs. However, great care must be exercised in relying on new Rule 10b5-1, for the following reasons:

         In order to meet the requirements of Rule 10b5-1, binding contracts, instructions and written plans must: (i) lock in the amount, price and dates of future trades; (ii) provide a formula or algorithm for determining future trades; or (iii) delegate discretion for determining amount, price and dates to a third party precisely as provided under the rule.

         The ability to modify provisions once locked in is limited, and modification or termination of arrangements is risky.
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                                                                               6

         Although Rule 10b5-1 may help directors and officers avoid liability under Rule 10b-5, it does not eliminate other relevant securities law requirements and prohibitions. Therefore, buying and selling in reliance on Rule 10b5-1 must also be designed to comply with the reporting and short-swing profit rules under Section 16 of the Exchange Act, the limitations on insider selling imposed by Rule 144 under the Securities Act, the prohibition on trading during administrative blackouts under 401(k) or other retirement plans, and, in some cases, certain other securities law requirements.

         The liability avoidance provisions of Rule 10b5-1 are affirmative defenses. If the government can prove that an individual was aware of material, nonpublic information at the time of a purchase or sale, the burden of proving that trading was pursuant to an adequate contract, instruction or written plan will be on the individual. Compliance must be well documented and capable of proof in court.

         4. Procedures for Establishing Rule 10b5-1 Trading Programs. If an officer or director wishes to establish an arrangement designed to comply with Rule 10b5-1, he or she must follow the procedures listed below:

         o     Arrangements must be in the form of a written contract.

         o The contract must be reviewed and approved in advance by the Company's Insider Trading Compliance Officer.

         o The contract must be entered into when the officer or director is not in possession of any Material Nonpublic Information and not subject to any blackout.

         o     The contract must either:


               o Specify the amount of securities to be purchased or sold (i.e., a set number of shares or a set dollar amount) and the price and date on which the securities are to be purchased or sold;

               o Include a written formula or algorithm, for determining the amount of securities to be purchased or sold and the price and date of their purchase or sale; or

               o Effectively delegate to a third party who does not have access to any Inside Information all power to determine how, when or whether to effect purchases or sales.

         o The officer or director will not be permitted to cancel or make any changes to the contract when in possession of any Material Nonpublic Information or during any blackout period.

         o Cancellations or amendments must be approved in advance by the Company's Insider Trading Compliance Officer and must be in writing.


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                                                                               7

         Please be aware that the Company will likely be required to publicly disclose any trading plan adopted by an officer or director. Additionally, the Company will need to establish a procedure with whomever is handling the 10b5-1 transactions to ensure:

         o     Prompt filing of a Form 4 after each transaction takes place; and

         o     Compliance with SEC Rule 144 at the time of any sale.

         Most sophisticated brokers, investment bankers and advisors have developed standard documentation for Rule 10b5-1 trading plans. If this type of plan is adopted, we strongly recommend the officer or director work with a brokerage firm that is experienced in these matters. In order to ensure compliance with Rule 10b5-1, please remember that any trading plan or amendment must be submitted to the Company's Insider Trading Compliance Officer for review and approval in advance of entering the plan or amendment.

         5. Trading Restrictions during "Retirement Plan" Administrative Blackout Periods. Persons listed on Exhibits B or C are prohibited from trading in any Company securities during administrative blackout periods under 401(k) and similar retirement plans (unless such persons have established a pre-arranged trading plan that complies with Rule 10b5-1 promulgated under the Exchange Act). Although the Company has historically declared very few such administrative blackout periods, any profits realized from a prohibited transaction are recoverable by the Company, including through a shareholder derivative-type action, without regard to intent. In addition, unlike Section 16 of the Exchange Act, no matching transaction within the blackout period is required in order to impose the disgorgement penalty. The Company's Insider Trading Compliance Officer will advise you whenever an administrative blackout is imposed with respect to the Company's 401(k) or other retirement plans.

         6. Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

                  Applicability of Policy to Inside Information
                            Regarding Other Companies

         This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that Material Nonpublic Information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

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                  Definition of Material Nonpublic Information

         It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities.

         While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

                   o    Financial results
                   o    Projections of future earnings or losses
                   o    News of a pending or proposed merger
                   o    News of the disposition of a subsidiary
                   o    Impending bankruptcy or financial liquidity problems
                   o    Gain or loss of a substantial customer or supplier
                   o    Changes in dividend policy
                   o    New product announcements of a significant nature
                   o    Significant news about potential products
                   o    Significant product defects or modifications
                   o    Significant pricing changes
                   o    Stock splits
                   o    New equity or debt offerings
                   o    Acquisitions
                   o Significant litigation exposure due to actual or threatened litigation
                   o   Major changes in senior management.

Either positive or negative information may be material.

         Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

                               Certain Exceptions

         For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company's stock option plans or the purchase of shares under the Company's employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

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                                                                               9

                 Additional Information - Directors and Officers

         Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in
Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option nor the receipt of stock under the Company's employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16 and the purchase and sale must be reported on Form 4. Moreover, no officer or director may ever make a short sale of the Company's stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

                                 Certifications

         All Company officers, directors, employees and coonsultants will be required to certify in writing their understanding of and intent to comply with the Insider Trading Policy. In addition, Company officers, directors, employees and consultants may be required to certify their compliance with the Insider Trading Policy on an annual basis.


                                    Inquiries

         Please direct your questions as to any of the matters discussed in this Policy to the Company's Insider Trading Compliance Officer.

                                  Certification

         The undersigned, employee, officer, director or consultant of Medical Media Television, Inc. and its subsidiaries and/or related corporations, hereby certifies that he/she has carefully read and understands and agrees to comply with the Company's Insider Trading Policy and Guidelines with Respect to Certain Transactions in Company Securities, a copy of which was distributed to the undersigned along with this Certification.

Date: ___________________, 2006.
                                        ------------------------------
                                        (Signature)

                                        ------------------------------
                                        (Print Name)

                                        ------------------------------
                                        (Department)

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                                                                              10

                                    Exhibit B

                  OFFICERS AND DIRECTORS SUBJECT TO SECTION 16

1.   Directors:

           ALL

2.   Officers:

           ALL



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                                                                              11


                                    Exhibit C

               OTHER EMPLOYEES SUBJECT TO PRE-CLEARANCE PROCEDURES

         Name                                            Title